Exhibit 99.1

NEWS

For Immediate Release

AAR to Name John Fortson as New Chief Financial Officer

Extensive background in global strategic finance and institutional capital markets

WOOD DALE, Illinois, May 7, 2013 — AAR CORP. (NYSE: AIR), a leading provider of value-added products and services to the worldwide aerospace, government and defense industries, today announced that John Fortson will join the Company on July 1, 2013 as Vice President of Finance. Fortson will then become Vice President, Chief Financial Officer and Treasurer on July 19, 2013, or as soon as possible following the filing of the Company’s Form 10-K for its fiscal year ending May 31, 2013.

Mr. Fortson, 45, joins the Company from Bank of America Merrill Lynch, where he held the position of Managing Director, Investment Banking.  Fortson joined Merrill Lynch in 1998 and was promoted to Managing Director in 2007. His client base and scope of work has extended beyond U.S.-based companies to Italy, the United Kingdom, Switzerland, France, South Africa and Israel.  Prior to joining Merrill Lynch, Fortson served for seven years as an infantry officer in the U.S. Army, with his final assignment as a company commander in the storied 82d Airborne Division, Fort Bragg, N.C. He is a graduate of the United States Military Academy at West Point and received an MBA from Duke University’s Fuqua School of Business.

“We are very pleased to welcome John to AAR’s senior leadership team,” said David P. Storch, Chairman and Chief Executive Officer, AAR CORP. “John brings extensive financial expertise to the Company, with more than 14 years of experience in international capital markets. His leadership and insights will be invaluable as we execute AAR’s plans for continued growth.”

Storch continued, “I would like to acknowledge Michael J. Sharp, who has served as acting Chief Financial Officer since 2012. Mike has done an outstanding job during this interim period and we look forward to his ongoing contributions as AAR’s Vice President, Controller and Chief Accounting Officer.”

About AAR

AAR is a global aerospace and defense contractor that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers;

mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: Shawn Taylor at 312-371-6260, Chris Mason at 630-227-2062, or email editor@aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2012. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.